UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  May 6, 2010

  MIPS TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	000-24487 (Commission File Number)	77-0322161 (IRS Employer Identification No.)

955 East Arques Avenue
Sunnyvale, CA  94085
(Address of Principal Executive Offices, including zip code)

(408) 530-5000
(Registrant's telephone number including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events.

On May 7, 2009, MIPS Technologies, Inc. (“MIPS”) entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Synopsys, Inc. (“Synopsys”), pursuant to which MIPS divested itself of its Analog Business Group (“ABG”) for $22 million in cash. In connection with the divestiture of ABG, MIPS agreed to retain responsibility for certain actual or contingent liabilities and agreed to indemnify Synopsys against certain breaches of representations and warranties and other liabilities.

Synopsys has delivered a letter to MIPS asserting breaches of certain representations and warranties under the Purchase Agreement and requesting compensation in an aggregate amount of approximately $3.7 million. We are currently evaluating the claims set forth in the letter and will respond to Synopsys in accordance with the terms of the Purchase Agreement. In addition, our liability under the Purchase Agreement is subject to certain limitations, including limitations on the time period during which claims may be asserted and the amounts for which we are liable.

A copy of the Purchase Agreement may be found in MIPS’ Current Report on Form 8-K filed on May 11, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIPS TECHNOLOGIES, INC. (Registrant)

Date: May 10, 2010	By:	/s/ GAIL SHULMAN
Name: Gail Shulman
Title: Vice President, General Counsel & Secretary